UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Hercules Offshore, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERCULES OFFSHORE, INC.

11 Greenway Plaza, Suite 2950

Houston, Texas 77046

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To be held on April 26, 2006

To the Stockholders

of Hercules Offshore, Inc.:

The annual meeting of stockholders of Hercules Offshore, Inc. will be held on April 26, 2006, at 9:00 a.m., local time, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas for the following purposes:

1.	To elect two directors to the class of directors whose term will expire at the 2009 Annual Meeting of Stockholders;

2.	To approve an amendment to our 2004 Long-Term Incentive Plan increasing in the number of shares of common stock available for issuance under the plan by 1,000,000 shares;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors has fixed the close of business on March 17, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. For a period of 10 days prior to the meeting, a complete list of such stockholders will be available at our executive offices for inspection by stockholders during normal business hours for proper purposes.

Your vote is important. All stockholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to submit your proxy by completing, signing, dating and mailing the enclosed proxy in the postage-paid envelope provided. If a stockholder who has submitted a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors

James W. Noe
Secretary

Houston, Texas

March 24, 2006

HERCULES OFFSHORE, INC.

11 Greenway Plaza, Suite 2950

Houston, Texas 77046

PROXY STATEMENT

For 2006 Annual Meeting of Stockholders

To Be Held on April 26, 2006

GENERAL

This proxy statement is furnished to stockholders of Hercules Offshore, Inc. in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on April 26, 2006, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting. The approximate date of mailing of this proxy statement and the accompanying proxy, together with our 2005 annual report, is March 27, 2006.

Proxies and Voting Instructions

If you hold shares of our common stock in your name, you can submit your proxy by completing, signing and dating your proxy card and mailing it in the postage-paid envelope provided. Proxy cards must be received by us before voting begins at the annual meeting.

If you hold shares of our common stock through someone else, such as a bank, broker or other nominee, you may get material from them asking you how you want to vote your shares. Please follow the directions provided by the nominee to indicate how you want to vote.

You may revoke your proxy at any time prior to its exercise by:

•	giving written notice of the revocation to our corporate secretary;

•	appearing and voting in person at the annual meeting; or

•	delivering a later-dated proxy card to our corporate secretary.

Your attendance at the annual meeting in person without voting will not automatically revoke your proxy. If you revoke your proxy during the meeting, this will not affect any vote previously taken. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Voting Procedures and Tabulation

We will appoint one or more inspectors of election to act at the annual meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the annual meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspectors as to the validity of proxies will be final and binding.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. Stockholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” approval of the amendment to our 2004 long-term incentive plan and “FOR” approval of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2006. All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

The two nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. The approval of the amendment to our 2004 long-term incentive plan and the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2006 is subject to the approval of a majority of the shares of common stock voting on the matter.

Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual meeting is satisfied. For purposes of determining the outcome of any matter to be voted upon as to which the holder has abstained or as to which the broker has physically indicated on the proxy that the broker does not have discretionary authority to vote, these shares will be treated as not voting with respect to that matter.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes will have no effect on the outcome of the election of directors.

With regard to the proposals to approve the amendment to our 2004 long-term incentive plan and to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for 2006, abstentions and broker non-votes will not affect the outcome of the voting on the proposals.

VOTING SECURITIES

Our only outstanding voting securities are shares of our common stock. Only holders of record of common stock at the close of business on March 17, 2006, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date for the annual meeting, there were 30,252,750 shares outstanding and entitled to be voted at the annual meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share is entitled to one vote.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Our certificate of incorporation provides for three classes of directors serving staggered three-year terms. There are two Class I directors whose terms expire at the 2006 annual meeting: Randall D. Stilley and Steven A. Webster. The nominating, governance and compensation committee of our board of directors has approved, and our board has unanimously nominated, Mr. Stilley and Mr. Webster for re-election as directors of Hercules to serve until the 2009 annual meeting or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee.

The directors nominated for election this year will be elected by a plurality of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote. All duly submitted and unrevoked proxies will be voted for the nominees selected by our board, except where authorization so to vote is withheld.

Board Recommendation

Our board recommends that stockholders vote FOR the election of its nominees for director.

Board of Directors

Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 2006 annual meeting, is presented below.

Nominees for Election as Class I Directors

Randall D. Stilley, age 51, director since 2004	Mr. Stilley has served as Chief Executive Officer and President since October 2004. Prior to joining Hercules, Mr. Stilley was Chief Executive Officer of Seitel, Inc., an oilfield services company, from January 2004 to October 2004. From 2000 until he joined Seitel, Mr. Stilley was an independent business consultant and managed private investments. From 1997 until 2000, Mr. Stilley was President of the Oilfield Services Division at Weatherford International, Inc., an oilfield services company. Prior to joining Weatherford in 1997, Mr. Stilley served in a variety of positions at Halliburton Company, an oilfield services company. Mr. Stilley is a member of the Energy Steering Committee at the Houston Technology Center. He is a registered professional engineer in the state of Texas and a member of the Society of Petroleum Engineers.

Steven A. Webster, age 54, director since 2005	Mr. Webster has been President and Co-Managing Partner of Avista Capital Partners LP, a partnership focusing on private equity investments in energy, media, healthcare and other industries, since June 2005. Since 2000, he has been a consultant to Global Energy Partners, an affiliate of Credit Suisse Securities (USA) LLC, which has specialized in private equity investments in the energy industry. From 2000 to June 2005, he served as Chairman of Global Energy Partners. From 1998 to 1999, he served as President and CEO of R&B Falcon Corporation, a marine contract drilling company. From 1988 through 1997, Mr. Webster was Chairman and CEO of Falcon Drilling Company Inc., a company he founded. Mr. Webster has been a financial intermediary since 1979 and an active investor since 1984 in the energy sector. He serves as Chairman of Carrizo Oil & Gas Inc., Basic Energy Services and Crown Resources Corporation. He is also a trust manager of Camden Property Trust and a director of Brigham Exploration Company, Geokinetics Inc., Grey Wolf, Inc., Goodrich Petroleum Corporation and SEACOR Holdings Inc.

Directors Not Standing for Election

CLASS II DIRECTORS (TERM EXPIRING IN 2007)

Thomas R. Bates, Jr., age 56, director since 2004	Mr. Bates has been a managing director at Lime Rock Management LP, an energy-focused private equity firm, since October 2001. From February 2000 through September 2001, Mr. Bates was a business consultant. From June 1998 through January 2000, Mr. Bates was President of the Discovery Group of Baker Hughes Incorporated, an oilfield services company. From June 1997 to May 1998, he was President and Chief Executive Officer of Weatherford/Enterra, Inc., an oilfield services company. From March 1992 to May 1997, Mr. Bates was President of Anadrill at Schlumberger Limited, an oilfield services company. Mr. Bates was Vice President of Sedco Forex at Schlumberger from February 1986 to March 1992. Mr. Bates serves on the board of directors of NATCO Group Inc.

Thomas J. Madonna, age 59, director since 2005	Mr. Madonna has been Manager of Finance and Human Resources of Menil Foundation, Inc., a major art museum, since November 2002. From 1969 until December 2001, Mr. Madonna worked at PricewaterhouseCoopers LLP in a number of roles, including as Assurance Partner from 1982 until his retirement in 2001.

CLASS III DIRECTORS (TERM EXPIRING IN 2008)

F. Gardner Parker, age 63, director since 2005	From 1970 until 1984, Mr. Parker worked at Ernst & Ernst (now Ernst & Young LLP), an accounting firm, and was a partner at that firm from 1978 until 1984. Mr. Parker has been Managing Outside Trust Manager with Camden Property Trust, a real estate investment trust, since 1998. He serves as director of Carrizo Oil and Gas, Inc., Crown Resources Corporation, Sharps Compliance Corp. and Blue Dolphin Energy Company.

V. Frank Pottow, age 42, director since 2004	Mr. Pottow joined Greenhill & Co., an investment banking and merchant banking firm, as a managing director in July 2002 and has served as a member of the Investment Committee of Greenhill Capital Partners since July 2002. From October 1997 to July 2002, he was a managing director of SG Capital Partners, LLC, a private equity firm. From June 1996 to October 1997, he was a managing director of Thayer Capital Partners, a private equity firm. From January 1992 to March 1996, he was a Principal of Odyssey Partners, L.P., an investment firm.

John T. Reynolds, age 35, director since 2004	Mr. Reynolds has served as Chairman of our Board of Directors since August 2004. Mr. Reynolds is co-founder and a managing director of Lime Rock Management LP, an energy-focused private equity firm. Prior to co-founding Lime Rock Management in 1998, Mr. Reynolds was a Vice President at Goldman Sachs & Co., an investment banking firm. He was a senior analyst for oil services in the Investment Research department at Goldman Sachs, where he worked from 1992 to 1998.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence

It is the policy of our board of directors that a substantial majority of the members of our board qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Market. It is also the policy of the board that all of the members of our audit committee and nominating, governance and compensation committee qualify as “independent directors” in accordance with the qualification requirements of NASDAQ, and that all of the members of the audit committee satisfy the criteria for independence under applicable provisions of the Securities Exchange Act of 1934 and SEC rules, in each case within the applicable phase-in provisions thereof. Our board has determined that all of the directors and nominees for director, except Mr. Stilley, who is employed by Hercules, satisfy the independence standards of the NASDAQ Global Market. Our board also has determined that each member of the audit committee qualifies as “independent” under Rule 10A-3 under the Securities Exchange Act of 1934.

Board Committees and Meetings

Hercules has a standing audit committee and nominating, governance and compensation committee of the board of directors. Each of these committees operates under a written charter that has been adopted by the respective committee and by our board. The charters are published under the investor relations section of our website at www.herculesoffshore.com. The charter of our audit committee is attached to this proxy statement as Annex A.

The current members of the committees, the number of meetings held by each committee from November 1, 2005, the closing date of our initial public offering, to December 31, 2005 and a description of the functions performed by each committee are set forth below:

Audit Committee (one meeting). The current members of the audit committee are Thomas J. Madonna, F. Gardner Parker (chair) and John T. Reynolds. The committee’s purpose is to assist the board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The board of directors has determined that Mr. Parker qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC.

Nominating, Governance and Compensation Committee (one meeting). The current members of the nominating, governance and compensation committee are Thomas R. Bates, Jr., Thomas J. Madonna (chair), F. Gardner Parker and V. Frank Pottow. The committee is responsible for, among other things, identifying and recommending candidates to fill vacancies on the board of directors and for election by the stockholders; recommending committee assignments for directors to the board of directors; overseeing the board’s annual evaluation of the performance of the board of directors, its committees and individual directors; reviewing compensation received by non-employee directors for service on the board of directors and its committees; developing and recommending to the board of directors appropriate corporate governance policies, practices and procedures for our company; reviewing and approving the compensation of our executive officers; evaluating the performance of our chief executive officer; overseeing the performance evaluation of senior management and administering and making recommendations to the board of directors with respect to our incentive compensation plans, equity-based compensation plans and other benefit plans.

In assessing the qualifications of prospective nominees to the board of directors, the nominating, governance and compensation committee considers any factors it deems relevant, including each nominee’s general understanding of marketing, finance or other elements relevant to the success of a publicly traded company in the current business environment, understanding of our business on an operational level, integrity, education and professional background and willingness to devote time to board duties. In addition, the committee evaluates each individual in the context of the board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in these various areas.

The nominating, governance and compensation committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chair, Nominating, Governance and Compensation Committee, in care of the Secretary, Hercules Offshore, Inc., 11 Greenway Plaza, Suite 2950, Houston, Texas 77046. The recommendation should contain the following information:

•	the name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

From November 1, 2005, the closing date of our initial public offering, to December 31, 2005, our board of directors held two meetings. Each director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he served, in each case held during the period for which he was a director. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are expected to attend annual meetings of our stockholders.

Compensation Committee Interlocks and Insider Participation. None of our executive officers have served as members of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Compensation of Directors

Directors who are also full-time officers or employees of our company receive no additional compensation for serving as directors. All other directors receive an annual retainer of $30,000. Each non-employee director also receives a fee of $1,500 for each board meeting and each committee meeting attended. In addition, the chairman of the audit committee receives an annual fee of $15,000 and the chairman of the nominating, governance and compensation committee receives an annual fee of $8,000. We also reimburse the reasonable expenses incurred by the directors in attending meetings and other company business. Each non-employee director will receive an annual grant of restricted stock under the plan having a fair market value (as defined in the plan) of $40,000. The restricted stock grants vest on the business day after the following year’s annual meeting of stockholders. Any fees payable to directors who are affiliated with LR Hercules Holdings, LP or Greenhill Capital Partners, L.P. will be paid to Lime Rock Management LP and Greenhill, as applicable.

Corporate Governance

Corporate Governance Guidelines. The board of directors has established Corporate Governance Guidelines to assist the board in the exercise of its responsibilities under applicable law. The Guidelines provide a framework for governance of our company and the board, covering such matters as determining director independence; director orientation and continuing education; director responsibilities; director access to officers, management and advisors; annual evaluations of the board; and other corporate governance practices and principles. The Guidelines are available on our website at www.herculesoffshore.com under “Corporate Governance” in the “Investors Relations” section. In addition, the Guidelines, as well as the charters of the audit committee and the nominating, governance and compensation committee and the Code of Business Conduct and Ethics, are available in print to any investor requesting a copy. Requests should be directed to our Investor Relations Department.

Code of Business Conduct and Ethics. All directors and employees of Hercules must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct and Ethics. The Code is a reaffirmation that we expect all directors and employees to uphold our standards of honesty, integrity, ethical behavior and compliance with the law and to avoid actual or apparent conflicts of interest between their personal and professional affairs. Directors and employees are obligated to promptly report any good faith concerns or problems or any actual or suspected violations of the Code. The Code establishes procedures for the confidential and anonymous reporting of a violation of the Code. We prohibit any form of retaliation against any employee for reporting, in good faith, suspected violations of the Code. The Code also sets forth procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code is available on our website at www.herculesoffshore.com as described above.

Executive Sessions. The independent directors meet regularly in executive session without management participation after each regular non-telephonic board meeting. Currently, the director who presides at these meetings is the Chairman of the Board. If the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the independent directors.

Communication with the Independent Directors. Stockholders and other interested parties may make their concerns known confidentially to the independent directors by submitting a communication in an envelope marked “Confidential” addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of our Corporate Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified independent director or the independent directors as a group.

APPROVAL OF AMENDMENT TO 2004 LONG-TERM INCENTIVE PLAN

(Item 2 on Proxy Card)

Description of the Proposal

Our board of directors has approved an amendment to our 2004 long-term incentive plan to increase the number of shares of common stock reserved for issuance under the plan from 2,450,000 to 3,450,000. The board is requesting stockholders to approve the amendment.

The purpose of the plan is to provide an incentive to retain and attract persons of training, experience and ability to serve as employees, consultants and directors of our company, to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in our development and financial success. Our board of directors believes that the plan is achieving its purpose and desires to have sufficient shares authorized for issuance under the plan to continue this achievement. The plan originally authorized 2,450,000 shares for issuance. As of March 17, 2006, we had issued a total of 79,900 shares of restricted stock and options to purchase an additional 1,839,500 shares, leaving 530,600 shares remaining available for issuance under the plan. The plan was approved by the board of managers and members of our company prior to our initial public offering.

Board Recommendation

Our board recommends that stockholders vote FOR the approval of the amendment to the 2004 long-term incentive plan.

Principal Provisions of the 2004 Long-Term Incentive Plan

We have adopted the plan for our employees, consultants and directors. The number of employees, consultants and directors participating in the plan will vary from year to year. In 2005, 19 current employees (including 10 executive officers) participated in the plan, and we currently have six non-employee directors who participate. The plan authorizes the granting of awards in any combination of the following:

•	options to purchase shares of our common stock, which may be incentive stock options or non-qualified stock options;

•	restricted stock and other stock-based awards, such as restricted stock units and phantom stock; and

•	performance stock awards.

The plan also authorizes the granting of cash awards to participants.

Administration. The plan is administered by the nominating, governance and compensation committee of our board of directors, which has the authority to determine the terms and conditions of each award and to adopt rules, regulations and guidelines regarding the plan. The committee may delegate its duties under the plan to our chief executive officer or other executive officers of our company. The committee may, in its discretion, provide for the extension of the exercisability of an award, accelerate the vesting or exercisability of an award, eliminate or make less restrictive any restrictions contained in an award agreement, waive any restriction or other provision of the plan or an award agreement or otherwise amend or modify an award in any manner that is either (a) not adverse to the participant holding the award or (b) consented to by such participant.

Stock Options. The committee is authorized under the plan to grant options to purchase shares of common stock, which may be incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code or non-qualified stock options. Options will be evidenced by a written award agreement with the participant, which will include any provisions that the committee may specify. The exercise price of an option intended to be an incentive stock option may not be less than the fair market value of our common stock on the date of grant. All incentive stock options granted under the plan must have a term of no more than ten years, and no participant may be granted an incentive stock option to the extent that, upon the grant of that option, the aggregate fair market value (as defined in the plan) of the common stock with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year would exceed $100,000. The grant price, number of shares, terms and conditions of exercise, whether a stock option may qualify as an incentive stock option under the Internal Revenue Code, and other terms of a stock option grant will be fixed by the committee as of the grant date.

The grant price of any stock option must be paid in full at the time the stock is delivered to the participant. The price must be paid in cash or, if permitted by the committee and elected by the participant, by means of tendering previously owned shares of our common stock or shares issued pursuant to an award under the plan or any combination of the foregoing.

Restricted Stock Awards. The committee may make awards consisting of common stock subject to restrictions on transferability and other restrictions that the committee chooses to impose, including limitations on the right to vote or receive dividends, if any, with respect to the common stock to which the award relates. These awards may be subject to forfeiture upon termination of employment, upon a failure to satisfy performance goals during an applicable restriction period, or any other comparable measurement of performance.

Performance Stock Awards. The committee may grant performance shares to participants on terms and conditions as it may determine. The committee has the discretion to determine the number of performance shares granted to each participant and to set performance goals and other terms or conditions to payment of the performance shares in its discretion which, depending on the extent to which they are met, will determine the number and value of performance shares that will be paid to the participant.

Other Stock-Based Awards. The committee may, subject to limitations under applicable law, grant other awards that are payable in or valued relative to shares of our common stock, such as restricted stock units and phantom stock, as it deems to be consistent with the purposes of the plan, including shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions. The committee will determine the terms and conditions of any other stock-based awards.

Deferred Payment. The committee may permit a participant to defer the payment of an award in certain circumstances. The payment of awards that have been deferred may be paid in installments or in a single future lump-sum payment, and may, in the discretion of the committee, be credited with interest and dividend equivalents, depending upon the nature of the award that has been deferred.

Amendment, Modification and Termination. Subject to applicable stock exchange or NASDAQ rules, the committee may at any time amend or terminate the plan without stockholder approval. The committee may amend or terminate any outstanding award without approval of the participant; however, no amendment or termination may be made that would otherwise adversely impact a participant, without the consent of the participant.

Change of Control. Except as otherwise provided in an option award agreement, if a change of control (as defined in the plan) occurs and the agreements effectuating the change of control do not provide for the assumption or substitution of all options granted under the plan, then with respect to any option that is not so assumed or substituted, the committee, in its sole and absolute discretion, may take any or all of the following actions to be effective as of the date of the change of control (or as of any other date fixed by the committee occurring within the 30-day period before the date of the change of control): (1) accelerate the vesting and/or exercisability of the option; (2) cancel the option in exchange for shares of common stock, cash or other property with a value based on the excess of the fair market value of the shares subject to the option over the aggregate exercise price of the option; or (3) cancel the option after providing the holder of such option with an opportunity to exercise the option to the extent vested within a specified period prior to the date of the change of control. With respect to other stock incentive agreements, if a change of control occurs, then, except to the extent otherwise provided in the related award agreement or as otherwise provided in the plan, each award will be governed by applicable law and the documents effectuating the change of control.

Assignability. In general, awards granted under the plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and during the lifetime of a participant, any award may be exercisable only by him, or in the case of a participant who is mentally incapacitated, by his guardian or legal representative. The committee may prescribe and include in applicable award agreements other restrictions on transfer.

The foregoing description of the plan is qualified by reference to the terms of the plan, a copy of which has been filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2005 and is incorporated by reference in this proxy statement.

U.S. Federal Income Tax Consequences

Set forth below is a brief summary of the U.S. federal income tax consequences of awards under the plan. This summary is not a complete description of the applicable tax consequences, and it is subject to any changes in applicable tax rules.

Nonqualified Stock Options. Nonqualified stock options granted under the plan will not be taxable to a recipient at the time of grant. Upon the exercise of a nonqualified stock option, the amount by which the fair market value of the shares of common stock received, determined as of the date of exercise, exceeds the exercise price will be treated as taxable income to the recipient of the option in the year of exercise. Generally, we will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the recipient of the option.

Incentive Stock Options. A recipient of an incentive stock option under the plan will not generally recognize any taxable income for U.S. federal income tax purposes upon receipt of an incentive stock option or, generally, at the time of exercise of an incentive stock option, except possibly under the alternative minimum income tax rules. If the recipient exercises an incentive stock option and does not dispose of the shares received in a subsequent “disqualifying disposition” (generally, a sale, gift or other transfer within two years after the date of grant of the stock option or within one year after the shares are transferred to the recipient of the option), the recipient receives long-term capital gains treatment on the difference between the price for which the recipient of the incentive stock option sells the shares of common stock and his or her tax basis in the shares (generally, the amount paid upon exercise of such options). In the event of a disqualifying disposition, the difference between the fair market value of the shares of common stock received on the date of exercise and the exercise price will generally be treated as taxable income in the year of disposition. We would not be entitled to a deduction with respect to shares received by a recipient of an incentive stock option upon exercise if the common stock received is not disposed of in a disqualifying disposition. If, however, an amount is treated as taxable income to the recipient of an incentive stock option due to a disqualifying disposition, we would be entitled to a corresponding deduction in the same amount for compensation paid.

Restricted Stock Awards. Generally, a grant under the plan of shares of our common stock which are subject to vesting and transfer restrictions will not result in taxable income to the recipient for U.S. federal income tax purposes or a tax deduction to us in the year of the grant. Instead, the value of the shares will generally be taxable to the recipient as taxable income in the years in which the restrictions on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions terminate. Any recipient, however, may elect pursuant to Section 83(b) of the Internal Revenue Code to treat the fair market value of the shares on the date of such grant as taxable income in the year of the grant, provided the recipient makes the election pursuant to that section within 30 days after the date of the grant. In any case, we would receive a deduction for U.S. federal income tax purposes corresponding in amount to the amount of compensation included in the recipient’s income in the year in which that amount is so included.

Unrestricted Stock Awards. A grant of shares of our common stock or a cash equivalent that is not subject to vesting restrictions will result in taxable income for U.S. federal income tax purposes to the recipient at the time of grant in an amount equal to the fair market value of the shares or the amount of cash awarded. We would be entitled to a corresponding deduction at that time for the amount included in the recipient’s income.

Cash Awards. Cash awards are taxable income to the recipient for U.S. federal income tax purposes at the time of payment. The recipient will have taxable income equal to the amount of cash paid, and we would have a corresponding deduction for U.S. federal income tax purposes.

Phantom Stock and Restricted Stock Units. Generally, a recipient of phantom stock or restricted stock units will not recognize any taxable income for U.S. federal income tax purposes upon receipt or vesting of the phantom stock or restricted stock units if the terms of such awards comply with the requirements imposed by Section 409A of the Internal Revenue Code. To the extent that compliance with Section 409A has occurred, the value of any phantom stock or restricted stock units will be taxable to the recipient as taxable income in the year of payment. Generally, we would be entitled to a deduction for compensation paid in the same amount treated as compensation received by the recipient of phantom stock or restricted stock units.

Deductibility of Awards. Section 162(m) of the Internal Revenue Code provides that certain compensation received in any year by a “covered employee” in excess of $1 million is non-deductible by us for U.S. federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The nominating, governance and compensation committee may determine to designate awards granted to “covered employees” as performance-based compensation. However, the committee may award compensation that is or may become non-deductible.

Deferred Compensation. Any deferrals made under the plan, including awards granted under the plan that are considered to be deferred compensation (such as phantom stock or restricted stock units) must satisfy the requirements of Section 409A to avoid adverse tax consequences to participating recipients. These requirements include limitations on election timing, and acceleration of payments and distributions. We intend to structure any deferrals and awards under the plan to meet the applicable tax law requirements.

Other Tax Consequences. State tax consequences may in some cases differ from those described above. In addition, awards made under the plan may be made to persons who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Plan Benefits

Any future awards granted to executive officers and non-executive officer employees under the plan are subject to the discretion of the committee and, therefore, are not determinable at this time. Each non-employee director will receive an annual grant of restricted stock under the plan having a fair market value (as defined in the plan) of $40,000. Any additional awards to directors under the plan are subject to the discretion of the committee and are not determinable at this time. The following table sets forth with respect to each individual and group listed below (1) the number of shares of common stock issuable pursuant to stock options granted under the plan and (2) the number of shares of restricted stock awarded under the plan, in each case since the plan’s inception through March 17, 2006.

Name and Principal Position	Shares of Restricted Stock	Shares Underlying Options
Randall D. Stilley Chief Executive Officer and President	—	905,000

Steven A. Manz Chief Financial Officer	—	205,000

Thomas E. Hord Vice President, Operations and Chief Operating Officer, Hercules Drilling Company, LLC	—	152,500

Randal R. Reed President, Hercules Liftboat Company, LLC	—	180,000

Don P. Rodney President, Hercules International Holdings Ltd.	—	72,500

Thomas J. Seward II(1)	—	—

All current executive officers as a group	70,000	1,699,000

Non-employee directors as a group	—	—

All non-executive officer employees as a group	9,900	140,500

(1)	Mr. Seward, who joined our company in August 2004 as the president of Hercules Drilling Company, LLC, resigned his position in September 2005.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2005:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	1,839,500	$11.38	540,500	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	1,839,500	$11.38	540,500

(1)	Consists of the 2004 Long-Term Incentive Plan, which was approved by the members of our company prior to our initial public offering.
(2)	The securities available for issuance under the 2004 Long-Term Incentive Plan could be issued in the form of stock options, stock appreciation rights, stock awards and stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2005 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent or more of a class of equity securities were filed on a timely basis.

SECURITY OWNERSHIP

The following table sets forth information as of March 17, 2006 with respect to the beneficial ownership of our common stock by (1) each stockholder who we know to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below and (3) all current executive officers and directors as a group. To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole investment and voting power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent of Class
LR Hercules Holdings, LP(3)	11,010,837	36.4%
Greenhill & Co., Inc.(4)	5,505,419	18.2
John T. Reynolds	—	—
Randall D. Stilley	839,000	2.7
Steven A. Manz	165,000	*
Randall R. Reed	123,750	*
Thomas E. Hord	390,443	1.3
Don P. Rodney	99,150	*
Thomas J. Seward II(5)	325,853	1.1
Thomas R. Bates, Jr.	—	—
Thomas J. Madonna	2,000	*
F. Gardner Parker	5,000	*
V. Frank Pottow	—	—
Steven A. Webster(6)	1,237,798	4.1
All current executive officers and directors as a group (16 persons)	3,019,491	9.6

*	Less than 1% of issued and outstanding shares of our common stock.

(1)	The address of each director and executive officer is 11 Greenway Plaza, Suite 2950, Houston, Texas 77046.
(2)	The number of shares beneficially owned by the directors and executive officers includes shares that may be acquired within 60 days of March 17, 2006 by exercise of stock options as follows: Mr. Stilley—620,000; Mr. Manz—130,000; Mr. Reed—123,750; Mr. Hord—103,750; Mr. Rodney—57,500; and all current executive officers and directors as a group—1,107,250.
(3)	Based on a Schedule 13G dated February 10, 2006 filed by LR Hercules Holdings, LP with the SEC. LR2 GP, L.P., the general partner of LR Hercules Holdings, LP, as well as LR2 GP, LLC, which controls the general partner, may be deemed to beneficially own the shares held by LR Hercules Holdings, LP. We have been informed by LR Hercules Holdings, LP that all decisions regarding investments by LR Hercules Holdings, LP are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the investment committee. The current members of the investment committee are Thomas R. Bates, Jr., John G. Clarkson, Jonathan C. Farber, Mark A. McCall, John T. Reynolds and Lawrence Ross, each of whom disclaims beneficial ownership in the shares held by LR Hercules Holdings, LP. The address of LR Hercules Holdings, LP is c/o Lime Rock Management LP, 518 Riverside Avenue, Westport, Connecticut 06880.
(4)	Based on a Schedule 13G dated February 14, 2006 filed by Greenhill Capital Partners, L.P. with the SEC. Includes 3,406,690 shares owned by Greenhill Capital Partners, L.P., 1,087,307 shares owned by Greenhill Capital, L.P., 524,472 shares owned by Greenhill Capital Partners (Executives), L.P. and 486,950 shares owned by Greenhill Capital Partners (Cayman), L.P. (collectively, the “Funds”). GCP Managing Partner, L.P., the managing general partner of the Funds, as well as Greenhill Capital Partners, LLC, which controls the managing general partner, and Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own the shares held by the Funds. We have been advised by the Funds that all decisions regarding investments by the Funds are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the investment committee. The current members of the investment committee are Robert H. Niehaus, Scott L. Bok, Robert F. Greenhill, Simon A. Borrows and V. Frank Pottow, each of whom disclaims beneficial ownership in the shares held by the Funds. The address of the Funds is 300 Park Avenue, New York, New York 10022.
(5)	Mr. Seward, the former president of our drilling company subsidiary, resigned from our company in September 2005. He directly owns 119,003 shares of our common stock and is the beneficial owner of 163,100 shares of our common stock through the Thomas J. Seward II Profit Sharing Plan and 43,750 shares of our common stock through Harbour Capital Consultants, Inc.
(6)	Mr. Webster directly owns 254,827 shares of our common stock and is the beneficial owner of 982,971 shares of our common stock through Kestrel Capital, LP, over which Mr. Webster shares voting and investment power.

EXECUTIVE COMPENSATION

The following report of the nominating, governance and compensation committee on executive compensation and the information herein under “Executive Compensation—Performance Graph” will not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and such information will not be deemed to be incorporated by reference into any filing that we make under the Securities Act of 1933 or the Exchange Act.

REPORT OF THE NOMINATING, GOVERNANCE AND COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

To the Stockholders of

Hercules Offshore, Inc.:

The Nominating, Governance and Compensation Committee is responsible for determining the compensation of executive officers, including the compensation of the Chief Executive Officer, and for assisting the Board of Directors in reviewing and administering the compensation programs, benefits, incentive and equity-based compensation plans that make it possible for Hercules to remain a leader in the contract drilling and liftboat services industry.

The Nominating, Governance and Compensation Committee consists of four outside directors, Messrs. Bates, Madonna (Chairman), Parker and Pottow, who are neither officers nor employees of Hercules. The Board has determined that the members of the Committee qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Market. The Committee met one time from November 1, 2005, the closing date of Hercules’ initial public offering, to December 31, 2005. In addition, the Chairman of the Committee met on several occasions with members of senior management, including the Vice President— Human Resources.

Compensation Philosophy and Objectives

Hercules’ executive compensation program is guided by the following key principles:

•	Total compensation must be competitive—the total compensation package for executives should be targeted at levels that will attract, retain and motivate highly skilled executives in a dynamic and growing business.

•	Accountability for company performance—compensation should be linked to the accomplishment of specific financial and safety related goals of the company.

•	Accountability and reward for individual performance—compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s overall performance. The Company seeks to differentiate and reward its top performers.

•	Long-term goals that build shareholder value—a significant portion of the compensation should be tied to the Company’s stock performance to align executives’ interests with those of the Company’s stockholders. Awarding executives stock options and restricted stock that vest over a period of several years encourages executives to focus on the Company’s performance over a period of time longer than one year. Additionally, the multi-year vesting of equity grants helps retain executives because the awards may be forfeited if the executive leaves before they become fully exercisable.

Compensation Program Overview

The elements of Hercules’ executive compensation program consist of (a) base salaries, (b) cash incentive payments under the Company’s annual incentive program, (c) nonqualified stock options, (d) time-vested restricted stock awards and (e) employee benefits. Executive compensation is typically weighted toward long-term incentives. The Committee determines a competitive level of compensation for each executive based on information drawn from a variety of sources, including proxy statements of other companies and compensation surveys conducted by consultants retained by the Committee.

Base Salaries

The base salaries for the executive officers are established by the Committee and are targeted in the range of the 50th percentile of the compensation for the Company’s peer group, consisting of publicly traded drilling and oilfield service companies. Specific compensation for individual executives will vary within this target range as a result of the subjective judgment of the Committee. The factors considered by the Committee include the individual’s experience level, scope and complexity of positions held, and the annual performance of the individual. Hercules has employment agreements with its executive officers. The base salaries for 2005 for the named executive officers currently employed by Hercules (other than Mr. Stilley) were as follows: $180,000 for Mr. Manz, $225,000 for Mr. Hord, $150,000 for Mr. Reed and $150,000 for Mr. Rodney. For 2006, the base salaries for those named executives are as follows: $240,000 for Mr. Manz, $225,000 for Mr. Hord, $170,000 for Mr. Reed, and $150,000 for Mr. Rodney.

Annual Incentive Compensation

Each of the named executive officers currently employed by Hercules participates in Hercules’ annual incentive bonus program. The annual incentive compensation program is designed to comply with Hercules’ key compensation principles discussed above. The incentive compensation awards are based on Company performance in several objectively measured ways, including the Company’s net income, return on capital and safety statistics. The annual performance measures are established jointly by the Committee and management.

In 2005, the annual incentive bonuses were based on targets for the Company’s earnings, return on the use of capital and, for operational executives, company safety statistics. The Committee established three levels for the performance targets: threshold, target and maximum. The target bonus for 2005 as a percentage of base salary was 50% for all named executive officers (including Mr. Stilley) and 40% for Mr. Rodney. The maximum bonus was 100% for Mr. Stilley and Mr. Manz, 95% for Mr. Hord and Mr. Reed, and 75% for Mr. Rodney. The Company’s performance in 2005 exceeded the maximum target. For 2006, the Committee established three performance measurement levels: threshold level, target level and maximum or stretch level. The amount of incentive compensation increases with each increasing level of performance of the Company. The Company does not disclose the specific performance measures or accompanying bonus amounts in advance because it believes such disclosure would be detrimental to the Company’s competitive position in the industry. The target bonus for 2006 as a percentage of base salary is 50% for Messrs. Stilley, Manz and Reed, 40% for Mr. Hord and 30% for Mr. Rodney. The maximum bonus that can be received under the 2006 incentive bonus plan, as a percentage of base salary, is 125% for Mr. Stilley, 100% for Messrs. Manz and Reed, 80% for Mr. Hord, and 60% for Mr. Rodney.

In addition, Mr. Manz received a cash bonus in the amount of $180,000 upon completion of Hercules’ initial public offering in November 2005.

Long-Term Incentive Compensation

Under the Hercules Offshore 2004 Long-Term Incentive Plan, the Committee is authorized to grant employees and directors stock options and other stock and cash awards in order to focus the attention of management on company performance and growth over a period of time longer than one year. The Committee currently views stock options and restricted stock as the most effective way to link executive compensation to long-term Company performance and stockholder value. In awarding stock options and restricted stock to executives other than the chief executive officer, the Committee reviews and approves or modifies recommendations made by the chief executive officer.

Factors used in determining award size are the individual’s: (1) performance and contribution in building short-term and long-term stockholder value, (2) commitment to both the Company’s ethical and performance philosophies, including the Company’s commitment to providing customer-driven, safe and efficient services, (3) contribution to a team-based, but innovative atmosphere, (4) individual responsibility levels and (5) influence over operating and strategic decisions. In each individual case, previous option and restricted stock awards, as well as an individual’s current holdings of common stock and equity awards, are considered in determining the size of new awards. Considering these factors, the Committee makes a subjective determination as to the level of each award.

Chief Executive Officer Compensation

The chief executive officer’s salary is reviewed annually, consistent with Hercules’ salary administration policy for all shore-based employees. The chief executive officer participates in the same compensation plans that are provided to other executives, management and employees within Hercules. In considering adjustments to the base salary of the chief executive officer, the Committee reviews the Company’s financial results, common stock performance and achievement of business objectives for the past year. In regard to the chief executive officer, the Committee also considers the overall achievements made during his tenure, as well as his experience, leadership and guidance provided to the Company.

For 2005, Mr. Stilley’s base salary was $300,000. His base salary for 2006 is $400,000. The target bonus for 2005 as a percentage of base salary for Mr. Stilley was 50%, with a maximum bonus of 100% of base salary. Mr. Stilley received a bonus for 2005 performance of $300,000. In addition, Mr. Stilley received a cash bonus in the amount of $300,000 upon the completion of Hercules’ initial public offering in November 2005. Mr. Stilley will participate in the 2006 annual incentive bonus plan as discussed above. The target bonus for 2006 as a percentage of base salary is 50%, with a maximum bonus of 125% of base salary.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility to public companies for compensation in excess of $1 million per person per year, unless such compensation meets certain specific requirements. The Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of Hercules’ executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to Hercules’ success and result in a gain to Hercules that would outweigh the limited negative tax effect.

March 24, 2006	NOMINATING, GOVERNANCE AND COMPENSATION COMMITTEE

Thomas J. Madonna, Chairman
Thomas R. Bates, Jr.
F. Gardner Parker
V. Frank Pottow

COMPENSATION OF EXECUTIVE OFFICERS

The following table provides information regarding the compensation awarded to or earned during the year ended December 31, 2005 and the period from our inception in July 2004 to December 31, 2004 by our chief executive officer, each of the next four most highly compensated executive officers of who were serving as executive officers on December 31, 2005 and one former executive officer who resigned from our company in September 2005 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation Awards
		Salary	Bonus	Restricted Stock	Shares Underlying Options	All Other Compensation (1)
Randall D. Stilley(2) Chief Executive Officer and President	2005 2004	$300,000 57,692	$600,000 64,000	— —	380,000 525,000	$12,000 —

Steven A. Manz(3) Chief Financial Officer	2005	169,615	360,000	—	205,000	6,646

Thomas E. Hord(4) Vice President, Operations and Chief Operating Officer, Hercules Drilling Company, LLC	2005 2004	221,927 52,779	215,000 79,000	— —	65,000 87,500	5,953 2,132

Randal R. Reed(2) President, Hercules Liftboat Company, LLC	2005 2004	117,647 31,250	142,500 20,000	— —	75,000 105,000	5,775 901

Don P. Rodney(4) President, Hercules International Holdings Ltd.	2005 2004	149,269 30,037	112,500 44,000	— —	72,500 —	5,911 2,174

Thomas J. Seward II(5)	2005 2004	171,201 63,050	225,000 79,000	— —	— —	220,323 1,268

(1)	These amounts represent employer matching contributions under our 401(k) plan.
(2)	Messrs. Stilley and Reed joined our company in October 2004.
(3)	Mr. Manz joined our company in January 2005.
(4)	Messrs. Hord and Rodney joined our company in August 2004.
(5)	Mr. Seward, who joined our company in August 2004 as the president of Hercules Drilling Company, LLC, resigned his position in September 2005. In connection with his resignation, Mr. Seward entered into a separation agreement with us pursuant to which he received a lump sum payment of approximately $435,000, which included the payment of $225,000 with respect to his 2005 bonus. In addition, we paid a lump sum equal to 10 months of premiums on his health insurance coverage. See “—Employment Agreements” below.

Option Grants, Exercise and Valuation

During 2005, options were granted to the named executive officers as shown in the first table below. All such options have an exercise price at least equal to fair market value on the grant date. Options granted prior to November 1, 2005 became exercisable upon the completion of our initial public offering on November 1, 2005. Options granted upon completion of our initial public offering are exercisable in four equal amounts on the date of grant and on each of the first three anniversaries of the grant date. Each option permits tax withholding to be paid by the withholding of shares of common stock issuable upon exercise of the option. Shown in the second table below is information with respect to unexercised options held at December 31, 2005. There were no stock option exercises by the named executive officers in 2005.

OPTION GRANTS IN 2005

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price ($ per share)	Expiration Date
Name					5%	10%
Randall D. Stilley	380,000	33.9%	$20.00	11/01/2015	$4,779,599	$12,112,443
Steven A. Manz	105,000	9.4	2.86	01/19/2015	188,857	478,601
	100,000	8.9	20.00	11/01/2015	1,257,789	3,187,485
Thomas E. Hord	65,000	5.8	20.00	11/01/2015	817,563	2,071,865
Randal R. Reed	75,000	6.7	20.00	11/01/2015	943,342	2,390,614
Don P. Rodney	20,000	1.8	20.00	11/01/2015	251,558	637,497
	52,500	4.7	5.71	05/04/2015	188,527	477,764
Thomas J. Seward II	—	—	—	—	—	—

(1)	The amounts under these columns result from calculations assuming 5% and 10% annual growth rates through the actual option term as set by the SEC. The gains reflect a future value based upon growth at these prescribed rates.

AGGREGATED FISCAL YEAR-END OPTION VALUE

	Number of Shares Underlying Unexercised Options at Fiscal Year End(1)		Value of Unexercised In-the-Money Options at Fiscal Year End(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Randall D. Stilley	620,000	285,000	$14,212,700	$2,396,850
Steven A. Manz	130,000	75,000	2,893,000	630,750
Thomas E. Hord	103,750	48,750	2,372,288	409,988
Randal R. Reed	123,750	56,250	2,840,438	473,063
Don P. Rodney	57,500	15,000	1,233,800	126,150
Thomas J. Seward II	—	—	—	—

(1)	Number of options shown includes all options as of December 31, 2005.
(2)	Value reflects those options in-the-money based on a closing price of $28.41 per share at December 30, 2005, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby exceeds the option exercise price.

Employment Agreements

We have entered into employment agreements with each of Mr. Stilley for a term ending on October 11, 2006, Mr. Manz for a term ending on January 10, 2007, Mr. Hord for a term ending on August 1, 2006 and Mr. John T. Rynd, our senior vice president and the president of our drilling company subsidiary, for a term ending on October 4, 2007. Each agreement may be terminated by us for cause upon 10 days’ written notice to the executive officer and by us or the executive officer without cause upon 90 days’ written notice to the other party. The agreement with Mr. Hord is subject to automatic renewals for successive one-year terms until either party terminates the contract upon 90 days’ written notice to the other party, in which case the agreement will terminate at the end of the calendar quarter in which the 90th day occurs. Under each agreement, the executive is entitled to a base salary and an annual bonus based on the achievement of performance criteria established by our board.

The agreements with Messrs. Stilley, Manz and Rynd provide that if the executive is terminated without cause (as defined in each agreement) during the term of the agreement, the executive will be entitled to (1) his monthly base salary at the rate then in effect for the remainder of the term of the agreement, but not less than twelve months, payable in installments, (2) an additional sum, payable in monthly installments, equal to his annual bonus for the year prior to the year in which he is terminated without cause, and (3) continued medical benefits for the remainder of the term of the agreement, but not less than twelve months. The agreement with Mr. Hord provides that if he is terminated without cause (as defined in the agreement) during the term of the agreement, he will be entitled to (1) his monthly base salary at the rate then in effect for the remainder of the term of the agreement, payable in installments, (2) an additional sum equal to his annual bonus for the year in which he is terminated without cause, prorated from January 1 to the effective date of the termination, and (3) for the remainder of the term of the agreement, a housing and automobile allowance.

During the term and for the longer of (a) a period of one year following the term or (b) any period in which the executive is receiving severance payments from us, each executive is subject to a covenant not to compete with us or to solicit our employees. Each executive has also agreed not to reveal our confidential information during the term of employment or thereafter and to assign to us any inventions created by the executive while employed by us or within one year thereafter.

Mr. Seward, the former president of our drilling company subsidiary, resigned from the company in September 2005. In connection with his resignation, Mr. Seward entered into a separation agreement with us pursuant to which he received a lump sum payment of approximately $435,000. In addition, we paid a lump sum equal to 10 months of premiums on his health insurance coverage. Until August 1, 2007, Mr. Seward is subject to a covenant not to compete with us or to solicit our employees. Mr. Seward has also agreed not to reveal our confidential information and to assign to us any inventions that he creates before October 1, 2006.

Performance Graph

The following graph shows a comparison from October 27, 2005 (the date our common stock commenced trading on the NASDAQ Global Market) through December 31, 2005 of cumulative total return for our common stock compared with the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Oil Equipment & Services Index for the years indicated as prescribed by the SEC’s rules. You can obtain additional information regarding the companies in the Dow Jones U.S. Oil Equipment & Services Index by visiting the website www.djindexes.com, selecting “Benchmark Indexes—Total Market,” then selecting “Exch. Products” under the Dow Jones U.S. Oil Equipment & Services Index, then selecting “Component Weightings.” The graph assumes that the value of the investment in our common stock and each index was $100 at October 27, 2005 and that all dividends were reinvested.

	October 27, 2005	October 31, 2005	November 30, 2005	December 31, 2005
Hercules Offshore, Inc.	100.0	99.4	122.7	129.7
S&P 500 Index	100.0	102.4	106.3	106.3
Dow Jones U.S. Oil Equipment & Services	100.0	104.1	110.1	113.0

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 3 on Proxy Card)

Our audit committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2006. Grant Thornton LLP has audited our financial statements since our formation in 2004. Although the selection and appointment of independent registered public accounting firm is not required to be submitted to a vote of stockholders, the board of directors has decided to ask our stockholders to ratify this appointment. Our board recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2006.

Representatives of Grant Thornton LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions of any stockholders.

REPORT OF THE AUDIT COMMITTEE

To the Stockholders of

Hercules Offshore, Inc.:

The Board of Directors of Hercules maintains an audit committee composed of three non-management directors, Messrs. Madonna, Parker (Chairman) and Reynolds. The Board has determined that the audit committee’s current membership satisfies the rules of the SEC and the NASDAQ Global Market that govern audit committees, including the requirements for audit committee member independence set out in the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

The audit committee oversees Hercules’ accounting and financial reporting processes on behalf of the entire Board. Management has the primary responsibility for Hercules’ financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the audit committee are to select, compensate and retain Hercules’ independent registered public accounting firm (including review and approval of the terms of engagement and fees), to review with management and that firm Hercules’ financial reports (and other financial information) provided to the SEC and the investing public, to prepare and approve this report, and to assist the Board with oversight of the following:

•	the integrity of Hercules’ financial statements,

•	the qualifications, performance and independence of Hercules’ independent auditors, and

•	the effectiveness of the company’s system of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management of Hercules.

The audit committee reviewed and discussed with Hercules’ independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.” In addition, the audit committee has discussed with Hercules’ independent registered public accounting firm that firm’s independence from management and Hercules, and received a written statement from the firm required by the Independence Standards Board Standard No. 1.

The audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Hercules’ internal controls and the overall quality of Hercules’ financial reporting. The audit committee met one time from November 1, 2005, the closing date of Hercules’ initial public offering, to December 31, 2005.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees for professional audit services rendered by Grant Thornton LLP for the audit of our annual financial statements for the year ended December 31, 2005 and for the period from Hercules’ inception (July 27, 2004) to December 31, 2004, and the fees billed for other services rendered by Grant Thornton LLP during those periods.

	2005	2004
	(in thousands)
Audit Fees(1)	$519.4	$91.9
Audit-Related Fees(2)	—	—
Tax Fees(3)	50.4	11.1
All Other Fees	—	—

Total	$569.8	$103.0

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory audits, accounting consultations, subsidiary audits and related matters.

(2)	Audit-Related Fees consisted of fees for audit-related services, which related to employee benefit plan audits, consultations concerning financial accounting and reporting standards and internal control assessment and testing beyond the level required as part of the consolidated audit.
(3)	Tax Fees consisted of fees for tax services, which related to services for tax compliance, tax planning, tax advice (including tax return preparation) and refund claims, assistance with tax audits and appeals and advice related to mergers and acquisitions.

Pre-Approval Policies and Procedures

Effective November 2005, the audit committee established a policy requiring audit committee pre-approval of all audit, review or attest engagements, internal control-related services and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. All services provided by Grant Thornton LLP since November 2005 were preapproved by the audit committee.

Summary

In reliance on the reviews and discussions referred to above, and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Hercules’ annual report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The audit committee also determined that the provision of services other than audit services rendered by Grant Thornton LLP was compatible with maintaining Grant Thornton LLP’s independence.

March 24, 2006	AUDIT COMMITTEE

F. Gardner Parker, Chairman
Thomas J. Madonna
John T. Reynolds

RELATED PARTY TRANSACTIONS, STOCKHOLDER PROPOSALS AND OTHER MATTERS

Certain Relationships and Related Party Transactions

Initial Public Offering

We paid the expenses of the selling stockholders in our initial public offering, including a single firm of attorneys for the selling stockholders, other than the underwriting discounts, commissions and taxes with respect to shares of common stock sold by the selling stockholders and the fees and expenses of any other attorneys, accountants and other advisors separately retained by them. The total estimated fees payable by us with respect the offering were $1.2 million.

Registration Rights Agreement

We entered into a registration rights agreement with the members of our company at the time of our conversion to a Delaware corporation. Under the agreement, holders of at least 25% of the registrable securities subject to the agreement may require us to file a registration statement under the Securities Act of 1933 to register the sale of shares of our common stock, subject to certain limitations, including that the reasonably anticipated gross proceeds must be at least $15.0 million. These stockholders may request a total of three such demand registrations and only one in any six-month period. These holders also have the right to cause us to register their registrable securities on Form S-3, when it becomes available to us, if the reasonably anticipated gross proceeds would be at least $10.0 million. In addition, if we propose to register securities under the Securities Act, then the holders who are party to the agreement will have “piggy-back” rights, subject to quantity limitations determined by underwriters if the offering involves an underwriting, to request that we register their registrable securities. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included. We generally will bear the registration expenses incurred in connection with registrations. We have agreed to indemnify these stockholders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the agreement. These registration rights will terminate at the earlier of (a) seven years from the closing date of our initial public offering or (b) with respect to any holder, the date that all registrable securities held by that holder may be sold in a three-month period without registration under Rule 144 of the Securities Act and such registrable securities represent less than one-percent of all outstanding shares of our capital stock.

Conversion

We were formed in July 2004 as a Delaware limited liability company. On November 1, 2005, in connection with our initial public offering, we were converted to a Delaware corporation named Hercules Offshore, Inc. Upon the conversion, (1) each outstanding membership interest of the limited liability company was converted into 350 shares of common stock of the corporation, and (2) each outstanding option to purchase membership interests of the limited liability company became an option for that whole number of shares of common stock equal to the number of interests subject to the option prior to conversion multiplied by 350, with an exercise price per share equal to the exercise price in effect prior to the conversion divided by 350.

Other

One of our former managers, who served as manager from July 2004 until May 2005, is a principal in Bassoe Offshore USA, a provider of rig brokerage services. We paid $0.2 million to Bassoe in July 2005 for rig brokerage services in connection with our acquisition of a jackup rig. We also have engaged Bassoe to provide such services in connection with our sale of a platform rig.

In January 2005, we acquired a jackup rig from Porterhouse Offshore L.P. for $20.0 million. Thomas E. Hord, vice president, operations and chief operating officer of our drilling company subsidiary, Thomas J. Seward II, the former president of our drilling company subsidiary, and one of our former managers beneficially owned 1.3%, 1.3% and 2.6%, respectively, limited partnership interests in Porterhouse Offshore. In connection with this transaction, Mr. Hord received 217 membership interests valued at $0.2 million, Mr. Seward’s affiliate, the Thomas J. Seward II Defined Benefit Plan, received 216 membership interests valued at $0.2 million, and the former manager and his affiliate, Bass Rig AS, each received 432 membership interests valued at $0.4 million.

In addition, since January 1, 2005, our executive officers, directors and 5% stockholders invested cash and other property in our company in exchange for membership interests through a number of other private placements as follows:

•	We issued 100 membership interests to Steven A. Manz, our chief financial officer, on January 20, 2005 for $0.1 million in cash.

•	We issued 125 membership interests to Harbour Capital Consultants, Inc., an affiliate of Mr. Seward, on January 13, 2005 for $0.1 million in cash.

•	We issued 322 membership interests to Mr. Hord on January 13, 2005 for $0.3 million in cash and other property.

•	We issued 19 membership interests to Don P. Rodney, vice president, finance of our drilling company subsidiary, on January 13, 2005 for $19,000 in cash.

•	We issued 2,702 membership interests to Kestrel Capital, LP, which interests are beneficially owned by Steven A. Webster, one of our directors, on January 13, 2005 for $2.7 million in cash and other property.

During 2005, one of our subsidiaries purchased an aggregate of approximately $167,000 in rig equipment monitoring products and services from MBH Datasource, Inc. Mr. Hord holds a 50% ownership interest in MBH Datasource.

We believe that the transactions described under this caption “—Other” were on terms that were reasonable and in our best interest, although those transactions, together with the arrangements described under “—Initial Public Offering” and “Registration Rights Agreement,” may not have been on or have terms as favorable to our company as we could have obtained from unaffiliated third-parties in arms-length transactions. In addition, our interests may conflict with those of Lime Rock, Greenhill and their affiliates with respect to our past and ongoing business relationships, and because of their ownership, we may not be able to resolve these conflicts on terms commensurate with those possible in arms-length transactions.

Stockholder Proposals for the 2007 Annual Meeting

Rule l4a-8 under the Securities Exchange Act of 1934 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule l4a-8, proposals that stockholders intend to have included in our proxy statement for the 2007 annual meeting of stockholders should be received by our corporate secretary no later than November 27, 2006.

If a stockholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days nor more than 180 days prior to the first annual anniversary of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting of stockholders or the tenth day following the day on which we first publicly announce the date of such meeting. Under our bylaws, notice with respect to the 2007 annual meeting of stockholders must be received by our corporate secretary no later than December 27, 2006. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors.

All notices should be directed to Corporate Secretary, Hercules Offshore, Inc., 11 Greenway Plaza, Suite 2950, Houston, Texas 77046, Attention: Stockholder Notices. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our corporate secretary at our principal executive offices, 11 Greenway Plaza, Suite 2950, Houston, Texas 77046, telephone number (713) 979-9300. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2005 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation. We have retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies for a fee of $7,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram and via the Internet by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Additional Information about Hercules

You can learn more about Hercules and our operations by visiting our website at www.herculesoffshore.com. Among other information we have provided there, you will find:

•	our corporate governance guidelines;

•	the charters of each of our standing committees of the board;

•	our code of business conduct and ethics;

•	our certificate of incorporation and bylaws;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our management and board of directors.

For additional information about our company, please refer to our 2005 Annual Report, which is being mailed with this proxy statement.

HERCULES OFFSHORE, INC.

Randall D. Stilley
Chief Executive Officer and President

Houston, Texas

March 24, 2006

Annex A

HERCULES OFFSHORE, INC.

AUDIT COMMITTEE CHARTER

Purpose

The Board of Managers of Hercules Offshore, LLC has adopted this Charter of the Audit Committee (the “Committee”) to become effective upon the consummation of (1) the conversion of the company from a Delaware limited liability company to a Delaware corporation (as so converted, the “Company”), and (2) the initial public offering by the Company of shares of its common stock. Upon consummation of such conversion, the Board of Managers will become the Board of Directors of the Company (the “Board”). The Committee is appointed by the Board to oversee the accounting and financial reporting processes and audits of the financial statements of the Company. In addition, pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (any such firm is referred to in this Charter as the Company’s independent auditors).

Responsibilities

The Committee shall have the sole authority to appoint and, where appropriate, replace the Company’s independent auditors and to approve all audit engagement fees and terms. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditors of the Company are ultimately accountable to the Committee and the Board, as opposed to management of the Company, and shall report directly to the Committee. The Committee shall be responsible for ensuring the independence of the independent auditors.

The Committee shall preapprove all audit, review or attest engagements, internal control-related services and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

•	Review and discuss with management and the independent auditors the annual audited financial statements, as well as disclosures made in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K.

•	Recommend to the Board whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K.

•	Review and discuss with management and the independent auditors the Company’s annual report on internal control over financial reporting and the independent auditors’ attestation of the report prior to the filing of the Company’s Annual Report on Form 10-K.

•	Prepare and approve the audit committee report as required by the SEC to be included in the Company’s proxy statement for the annual meeting (or in the Company’s Annual Report on Form 10-K if required to be included therein).

•	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, as well as disclosures made in management’s discussion and analysis of financial condition and results of operations, prior to the filing of the Company’s Quarterly Reports on Form 10-Q, including any matters provided in Statement of Auditing Standards No. 100 arising in connection with the Company’s quarterly financial statements.

•	Review and discuss with management and the independent auditors:

•	Major issues and judgments (i) regarding accounting principles and financial statement presentations or (ii) otherwise made in connection with the preparation of the Company’s financial statements, including any significant changes in the selection or application of accounting principles, any major issues concerning the adequacy of the Company’s internal controls, any special audit steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

•	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative methods of generally accepted accounting principles on the financial statements.

•	Review and discuss reports from the independent auditors on:

•	All critical accounting policies and practices to be used.

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including (1) ramifications of the use of such alternative disclosures and treatments and (2) the treatment preferred by the independent auditors.

•	Other material written communications between the independent auditors and management, such as any management letter, any management representation letter, any reports on observations and recommendations on internal controls, any schedules of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any, and any engagement or independence letters.

•	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Meet periodically with management to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

•	Discuss with the independent auditors the matters required to be communicated by the independent auditors pursuant to Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

•	Review the disclosures that the Company’s chief executive officer and chief financial officer make to the Committee and the independent auditors in connection with the certification process for the Company’s Reports on Form 10-K and Form 10-Q concerning any significant deficiencies or weaknesses in the design or operation of internal control over financial reporting and any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditors

•

At least annually, obtain and review a report by the independent auditors describing (i) the independent auditors’ internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (iii) all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1. Evaluate the independent auditors’ qualifications, performance and independence, including considering whether the independent auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent auditors’ independence, taking into account the opinions of management, and discussing with the independent auditors any such disclosed relationships or services that may impact the objectivity and independence of the independent auditors. Recommend that the Board take appropriate action in response to the report to satisfy itself of the independence of the independent auditors.

•	Confirm the regular rotation of the audit partners as required by law.

•	Establish hiring policies for the Company’s employment of the independent auditors’ personnel or former personnel.

•	Review with the independent auditors any communication or consultation between the Company’s audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement.

•	Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit.

Compliance Oversight Responsibilities

•	Obtain from the independent auditors assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

•	Review with the Company’s legal counsel any legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance policies and the Company’s internal controls and any material reports or inquiries received from regulators or governmental agencies.

Other Matters

•	Review all related party transactions (as that term is defined by Item 404 of Regulation S-K) for potential conflicts of interest. All such transactions shall be approved by the Committee.

•	Meet periodically in separate executive sessions with management (including the chief financial officer and chief accounting officer) and the independent auditors and have such other direct and independent interaction with such persons from time to time, as the members of the Committee deem appropriate.

•	Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

•	Review annually the Committee’s own performance.

Membership and Meetings

The Committee shall be appointed by the Board and shall consist of not less than three members of the Board, each of whom shall serve at the discretion of the Board. The Board also shall elect a chairman of the Committee. The Board intends that the members of the Committee meet the independence, expertise, experience and financial literacy requirements of the NASDAQ National Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC, in each case after giving effect to any applicable phase-in provisions. The Company shall seek to have at least one member of the Committee who is an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K promulgated by the SEC.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit services, internal control-related services and permissible non-audit services. The Committee also may delegate such preapproval authority to any of its members. Any decisions of such subcommittees or members to grant preapprovals shall be reported to the full Committee at its next scheduled meeting.

The Committee shall meet as often as the members shall determine to be necessary or appropriate, but at least four times during each year. In addition, the Committee shall make itself available to the independent auditors and the internal auditors of the Company as requested. Reports of meetings of the Committee shall be made to the Board at its next regularly scheduled meeting following the Committee meeting, accompanied by any recommendations to the Board approved by the Committee.

The Committee may adopt such rules and regulations for calling and holding its meetings and for the transaction of business at such meetings as may be necessary or desirable and not inconsistent with the provisions of the bylaws of the Company, this Charter or the Company’s Corporate Governance Guidelines.

Oversight/Reliance

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurances as to the Company’s financial statements or the work of the outside auditors. Absent actual knowledge to the contrary (which shall be promptly reported to the Board), each member of the Committee shall be entitled to assume and rely upon (i) the integrity of those persons and organizations within and outside the Company from which it receives information, and (ii) the accuracy of the financial and other information provided to the Committee by such persons and organizations.

Authority

The Committee shall have the authority to engage and obtain advice and assistance from current or independent legal, accounting or other advisors without seeking approval of the Board. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, compensation to any advisors employed by the Committee, and administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

As adopted by the Board of Managers on October 26, 2005.

ANNUAL MEETING OF STOCKHOLDERS OF

HERCULES OFFSHORE, INC.

April 26, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1.	To elect two directors to the class of directors whose term will expire at the 2009 Annual Meeting of Stockholders.		2.	To approve an amendment to our 2004 Long-Term Incentive Plan increasing in the number of shares of common stock available for issuance under the plan by 1,000,000 shares.	☐	☐	☐
	NOMINEES:
☐	FOR ALL NOMINEES	O Randall D. Stilley O Steven A. Webster	3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

				This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

				This proxy is solicited on behalf of the Board of Directors. This proxy will be voted in accordance with the instructions specified above and, in the absence of such specifications, will be voted “FOR” all director nominees and “FOR” Proposals 2 and 3. If any other business properly comes before the meeting or any adjournment or postponement thereof, this proxy will be voted in the discretion of the proxies named herein.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HERCULES OFFSHORE, INC.

11 Greenway Plaza, Suite 2950

Houston, Texas 77046

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To be held on April 26, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James W. Noe, Steven A. Manz and Johnny K. Vincent as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Hercules Offshore, Inc. held of record by the undersigned on March 17, 2006, at the Annual Meeting of Stockholders to be held at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, on April 26, 2006, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)